To the Shareholders:

I am pleased to report rental revenues for the Company totaled $48.1 million for the six months ended June 30, 1996, compared to $47.7 million for the same period last year. After excluding rental revenues of approximately $1.9 million from three buildings which were sold on July 31, 1995, rental revenues for the buildings owned by Koger Equity in both periods increased approximately 5.1 percent. This increase came primarily from higher rental rates on new and renewed leases. At June 30, 1996, the Company's portfolio of suburban office parks, containing 7,661,350 net rentable square feet, was 91% leased with an average annual rental rate of $13.91 per square foot.

Continuing the increase of the first quarter, net income for the Company rose to $2.2 million for the quarter ended June 30, 1996, as compared to $2 million for the same period last year. This improvement was due to increases in total revenues and reduction in interest expense due to significant debt reduction during 1995. Funds from operations increased by $1.7 million or 27%, to $8 million ($0.43 per share), for the quarter ended June 30, 1996, as compared to $6.3 million ($0.35 per share) for the same period last year. Net income totaled $5.2 million for the six months ended June 30, 1996, as compared to $4.2 million for the same period last year.

In July, we signed a loan application with The Northwestern Mutual Life Insurance Company for a $190 million non-recourse loan which will be secured by ten office parks. This loan will be divided into (i) a tranche in the amount of $100.5 million with a ten year maturity and an interest rate of 8.25 percent and
(ii) a tranche in the amount of $89.5 million with a maturity of 12 years and an interest rate of 8.33 percent. We are also seeking to refinance the $62 million balance of our debt and to establish a new bank revolving credit facility of approximately $50 million to finance growth opportunities. We look forward to completing the refinancings (which will eliminate restrictive covenants in the Company's existing debt) and arranging the new credit facility by the end of the year or in the first quarter of 1997.

On August 15, 1996, the Company entered into an agreement with the Internal Revenue Service settling matters with respect to the IRS's customary examination of the Company's 1992 and 1993 Federal income tax returns and the Koger Properties, Inc. ("KPI") final Federal income tax return through the effective date of the merger of KPI and the Company. Under the terms of the settlement, the amount of KPI's net operating tax loss carryforwards at the date of the merger has been settled at $30 million, and is useable at the rate of $7.9 million per year. Koger Equity's net operating tax loss carryforward available to offset REIT taxable income in 1996 is approximately $31.4 million. The Company regards the foregoing settlement as a favorable resolution of issues which were the subject of the IRS audit and in line with its tax strategy developed in connection with the KPI merger.

As previously announced, the board intends to reinstitute a dividend beginning next year. The favorable IRS settlement with respect to net operating tax loss carryforwards will not affect the


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tax loss  carryforwards  useable  by the  Company in 1996 or 1997 or its plan to reinstitute a dividend in 1997. The board expects to set a dividend record date in the fourth quarter for payment of an initial quarterly dividend early in the first quarter of 1997.

Our Company has made good progress through the first six months of the year, a fact which has been noticed by the securities markets. The closing price of Koger Equity's common stock on the American Stock Exchange on June 30 was $13 3/8, reflecting a total return of 25.8% for the first six months of 1996, compared to 6.82% for all equity REITs and 11.21% for our comparable group of office REITs over the same period. From June 30, 1995, to June 30, 1996, the total return for the Company's common stock was 52.9%.

The outlook for the balance of the year remains very favorable with funds from operations projected to approximate $32 million for 1996. The 1995 funds from operations was $24.2 million, which excludes $13.1 million for interest revenue on mortgage notes retired. We will keep you informed as we continue our efforts towards a successful completion of the year.

Cordially,



Victor A. Hughes, Jr.
Chairman of the Board of Directors
and Chief Executive Officer


The foregoing message contains forward-looking statements, together with related data and projections, about the Company's projected 1996 financial results and its proposed debt refinancing. The actual results for 1996 and of such refinancing activities could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing or prospective lenders and investors, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.




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